EXHIBIT 23.1



CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm as experts and to the use of our report dated 2 March 2006, relating to the financial statements of UBS AG, except for the impact on the consolidated financial statements of the reclassification of Motor Columbus as a discontinued operation subsequent to its sale on 23 March 2006 as described in note 38 to the consolidated financial statements, as to which the date is 2 June 2006, as published, to be incorporated by reference in the preliminary Prospectus Supplement relating to the series 2006-4 callable class A1 notes, series 2006-4 callable class A4 notes, series 2006-4 callable class A6 notes, series 2006-4 callable class B1 notes, series 2006-4 callable class B2 notes, series 2006-4 callable class M1 notes, series 2006-4 callable class M2 notes, series 2006-4 callable class C1 notes and series 2006-4 callable class C2 notes (the "offered notes") which are part of the series 2006-4 issuance of notes by Granite Master Issuer plc, to be dated on or around 20 November 2006, in the form and context in which it is included.



Ernst & Young Ltd


/s/ Andrew McIntyre                     /s/ A. Blumer
---------------------------             -----------------------------
Andrew McIntyre                         Dr. Andreas Blumer
Chartered Accountant                    Swiss Certified Accountant
(in charge of the audit)                (in charge of the audit)

Zurich, Switzerland
20 November 2006